EXHIBIT 21

List of Subsidiaries

American Ethanol, Inc.

International Biodiesel, Inc

International Biofuels Ltd

Universal Biofuels Private Limited

AE Biofuels Americas, Inc.

AE Biofuels Technologies, Inc.

Energy Enzymes, Inc.

Biofuels Marketing, Inc.

Illinois Valley Ethanol, LLC

Sutton Ethanol, LLC

Danville Ethanol, LLC

AE International Biofuels, Ltd.

AE DAABON, Ltd.